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                                                                     EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

                      HORNBECK-LEEVAC MARINE SERVICES, INC.

         Pursuant to section 242 of Title 8 of the Delaware General Corporation Law, HORNBECK-LEEVAC Marine Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: The Certificate of Incorporation of the Corporation is hereby amended so that Article One reads in its entirety as follows:

                                   ARTICLE ONE

         The name of the Corporation is Hornbeck Offshore Services, Inc.


         SECOND: The Certificate of Incorporation of the Corporation is hereby amended so that Article Twelve reads in its entirety as follows:

                                 ARTICLE TWELVE

         Section 1. Purpose and effectiveness.

         The purpose of this Article Twelve is to limit ownership and control of shares of any class of capital stock of the Corporation by Aliens in order to permit the Corporation and/or its Subsidiaries or Controlled Persons to conduct their business as U.S. Maritime Companies.

         Section 2. Restriction on transfers.

         Any transfer, or attempted or purported transfer, of any shares of any class of capital stock issued by the Corporation or any interest therein or right thereof, which would result in the ownership or control by one or more Aliens of an aggregate percentage of the shares of any class of capital stock of the Corporation or of any interest therein or right thereof in excess of the Permitted Percentage will, until such excess no longer exists, be void and will be ineffective as against the Corporation and the Corporation will not recognize, to the extent of such excess, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer of such excess to a person who is not an Alien; provided, however, that such shares, to the extent of such excess, may nevertheless be deemed to be Alien owned shares for the purposes of this Article Twelve.

         The Board of Directors is hereby authorized to adopt such bylaws and resolutions, and to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of the Certificate of Incorporation) to fulfill the purpose and implement the provisions of this Article Twelve, including without limitation, obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other




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proof as to the identity of existing or prospective stockholders and persons on whose behalf shares of any class of capital stock of the Corporation or any interest therein or right thereof are or are to be held or establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of Common Stock or Preferred Stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof is owned or controlled by an Alien.

         Section 3. Suspension of voting, dividend and distribution rights with respect to alien owned stock.

         No shares of the outstanding capital stock of the Corporation or any class thereof held by or for the benefit of any Alien determined to be in excess of the Permitted Percentage in accordance with this Section 3 of this Article Twelve (such shares referred to herein as the "Excess Shares") will, until such excess no longer exists, be entitled to receive or accrue any rights with respect to any dividends or other distributions of assets declared payable or paid to the holders of such capital stock during such period. Furthermore, no Excess Shares will be entitled to vote with respect to any matter submitted to stockholders of the Corporation so long as such excess exists. If Excess Shares exist, the shares deemed included in such Excess Shares for purposes of this
Section 3 of this Article Twelve will be those Alien owned shares that the Board of Directors determines became so owned most recently.

         Section 4. Redemption of Shares.

         The Corporation, by action of the Board of Directors, shall have the power, but not the obligation, to redeem Excess Shares subject to the following terms and conditions:

                  (1) the per share redemption price to be paid for the Excess Shares shall be the sum of (A) the Fair Market Value of such shares of capital stock plus (B) an amount equal to the amount of any dividend or distribution declared in respect of such shares prior to the date on which such shares are called for redemption and which amount has been withheld by the Corporation pursuant to Section 3 of this Article Twelve (the "Redemption Price");

                  (2) the Redemption Price shall be paid either in cash (by bank or cashier's check) or by the issuance of Redemption Notes, as determined by the Board of Directors, in its discretion;

                  (3) the Excess Shares to be redeemed shall be selected in the same manner as provided in Section 3 above and shall not exceed the number necessary to reduce the percentage of shares of capital stock of the Corporation or any class thereof owned by Aliens, in the aggregate, to the Permitted Percentage; provided that the Corporation may adjust upward to the nearest whole share the number of shares to be redeemed so as not to be required to redeem or issue fractional shares;

                  (4) written notice of the date of redemption (the "Redemption Date") together with a letter of transmittal to accompany certificates evidencing shares of stock which are




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         surrendered for redemption shall be given by first class mail, postage prepaid, mailed not less than 10 days prior to the Redemption Date to each holder of record of the selected shares to be redeemed, at such holder's last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the "Redemption Notice");

                  (5) the Redemption Date (for purposes of determining right, title and interest in and to shares of capital stock being selected for redemption) shall be the later of (A) the date specified as the redemption date in the Redemption Notice given to record holders (which date shall not be earlier than the date such notice is given) or (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust for the benefit of such record holders;

                  (6) each Redemption Notice shall specify (A) the Redemption Date, as determined pursuant to clause (5) of this Section 4, (B) the number and class of shares of capital stock to be redeemed from such holder (and the certificate number(s) evidencing such shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal; and (F) the fact that all right, title and interest in respect of the shares so selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price;

                  (7) from and after the Redemption Date, all right, title and interest in respect of the shares selected for redemption (including, without limitation, voting and dividend rights) shall cease and terminate, such shares shall no longer be deemed to be outstanding (and may either be retired or held by the Corporation as treasury stock) and the owners of such shares shall thereafter be entitled only to receive the Redemption Price; and

                  (8) upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the owner of such shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed without cost to the holder thereof.

         Section 5. Severability.

         Each provision of this Article Twelve is intended to be severable from every other provision. If any one or more of the provisions contained in this Article Twelve is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article Twelve shall not be affected, and this Article Twelve shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained therein.





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         Section 6. Definitions.

         "Alien" means (1) any person (including an individual, a partnership, a corporation, a limited liability company or an association) who is not a United States citizen, within the meaning of Section 2 of the Shipping Act, 1916, as amended or as it may hereafter be amended; (2) any foreign government or representative thereof; (3) any corporation, the chief executive officer by any title or chairman of the board of directors of which is an Alien, or of which more than a minority of the number of its directors necessary to constitute a quorum are Aliens; (4) any corporation organized under the laws of any foreign government; (5) any corporation of which 25% or greater interest is owned beneficially or of record, or may be voted by, an Alien or Aliens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by an Alien or Aliens (the Board of Directors being authorized to determine reasonably the meaning of "control" for this purpose); (6) any partnership, limited liability company, or association which is controlled by an Alien or Aliens; or (7) any person (including an individual, partnership, corporation, limited liability company or association) who acts as representative of or fiduciary for any person described in clauses (1) through
(6) above.

         "Controlled Person" means any corporation, limited liability company or partnership of which the Corporation or any Subsidiary owns or controls an interest in excess of 25%.

         "Fair Market Value" shall mean the average Market Price of one share of stock for the 20 consecutive trading days next preceding the date of determination. The "Market Price" for a particular day shall mean (i) the last reported sales price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange, Inc. ("NYSE") composite tape; and (ii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE, as reported on the consolidated reporting system of the principal national securities exchange (then registered as such pursuant to Section 6 of the Securities Exchange Act of 1934, as amended) on which the Common Stock is then listed or admitted to unlisted trading privileges; and
(iii) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or any national securities exchange, as included for quotation through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System; and (iv) if the Common Stock is not then listed or admitted to unlisted trading privileges on the NYSE or on any national securities exchange, and is not then included for quotation through the NASDAQ National Market System, (A) the average of the closing "bid" and "asked" prices on such day in the over-the-counter market as reported by NASDAQ or, (B) if "bid" and "asked" prices for the Common Stock on such day shall not have been reported on NASDAQ, the average of the "bid" and "asked" prices for such day as furnished by any NYSE member firm regularly making a market in and for the Common Stock. If the Common Stock ceases to be publicly traded, the Fair Market Value thereof shall mean the fair value of one share of Common Stock as determined in good faith by the Board of Directors, which determination shall be conclusive.

         "Permitted Percentage" means twenty percent of the outstanding shares of the capital stock of the Corporation, or any class thereof.

         "Redemption Notes" shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate






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equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such promissory note as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory note.

         "Subsidiary" means any corporation or limited liability company more than 50% of the outstanding equity interest of which is owned by the Corporation or any Subsidiary of the Corporation.

         "U.S. Maritime Company" means any corporation or other entity which, directly or indirectly (1) owns or operates vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (2) owns or operates any vessel built with construction differential subsidies from the United States Government (or any agency thereof); (3) is a party to a maritime security program agreement with the United States Government (or any agency thereof) on account of ships owned, charted or operated by it; (4) owns any vessel on which there is a preferred mortgage issued in connection with Title XI of the Merchant Marine Act, 1936, as amended; (5) operates vessels under agreement with the United States Government (or any agency thereof); (6) conducts any activity, takes any action or receives any benefit which would be adversely affected under any provision of the U.S. maritime, shipping or vessel documentation laws by virtue of Alien ownership of its stock; or (7) maintains a Capital Construction Fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended."


         IN WITNESS WHEREOF, HORNBECK-LEEVAC Marine Services, Inc. has caused this certificate to be signed by Todd M. Hornbeck, President and Chief Executive Officer, on this 28th day of May, 2002.


                                     /s/  Todd M. Hornbeck
                                     -----------------------------------
                                     Todd M. Hornbeck,
                                     President and Chief Executive Officer




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